Filed Pursuant to Rule 424(b)(3)

Registration No. 333-273728

PROSPECTUS SUPPLEMENT NO. 7

(to prospectus dated August 10, 2023)

GOODNESS GROWTH HOLDINGS, INC.

15,000,000 Subordinate Voting Shares

Up to 80,670,773 Subordinate Voting Shares Underlying Notes

Up to 6,250,000 Subordinate Voting Shares Underlying Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated August 10, 2023 (the “Prospectus”), with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 11, 2023. Accordingly, we have attached such report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale by the selling security holders named in the Prospectus (the “Selling Shareholders”) of up to an aggregate of 101,920,773 of our subordinate voting shares (“subordinate voting shares”), which consist of: (i)  up to 15,000,000 subordinate voting shares issued in a private offering to certain Selling Shareholders in connection with a Fifth Amendment to Credit Agreement and First Amendment to Security Agreement by and among Goodness Growth Holdings, Inc., certain of its subsidiaries, the persons from time-to-time party thereto as guarantors, the lenders party thereto, and Chicago Atlantic Admin, LLC, as administrative agent and as collateral agent, dated as of March 31, 2023 (the “Fifth Amendment”); (ii) up to 80,670,773 subordinate voting shares that are issuable from time to time to certain Selling Shareholders upon conversion of, and payment of interest on, convertible notes issued in a private offering pursuant to a Sixth Amendment to the Credit Agreement by and among Goodness Growth Holdings, Inc., certain of its subsidiaries, the persons from time-to-time party thereto as guarantors, the lenders party thereto, and Chicago Atlantic Admin, LLC, as administrative agent and as collateral agent, dated as of April 28, 2023 (the “Sixth Amendment”); and (iii) up to 6,250,000 subordinate voting shares that are issuable from time to time to certain of the Selling Shareholders upon the exercise of warrants to purchase our subordinate voting shares that were issued in a private offering to Selling Shareholders in connection with the Sixth Amendment.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, any may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our subordinate voting shares are listed on the Canadian Securities Exchange (the “CSE”) under the symbol “GDNS” and on the OTCQX under the symbol “GDNSF.” On December 8, 2023, the closing sale price of our subordinate voting shares as reported on the CSE was C$0.325 and the closing sale price of our subordinate voting shares on the OTCQX was $0.2505.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 13 of the Prospectus. Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 12, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2023

GOODNESS GROWTH HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

British Columbia

(State or other jurisdiction of Incorporation)

000-56225	82-3835655
(Commission File Number)	(IRS Employer Identification No.)

207 South 9th Street Minneapolis, Minnesota	55402
(Address of principal executive offices)	(Zip Code)

(612) 999-1606

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Third Amendment to Employment Agreement with John Heller

On June 7, 2023, Goodness Growth Holdings, Inc. (the “Company”) entered into the Third Amendment to Employment Agreement by and among the Company, Vireo Health, Inc. (“Vireo”), a wholly owned subsidiary of the Company, and John Heller (the “Heller Third Amendment”), the Company’s former Chief Financial Officer who separated from the Company on September 29, 2023. The Heller Third Amendment modified the Employment Agreement among the parties first dated December 1, 2020 and as subsequently amended on February 2, 2022 and December 14, 2022. The Heller Third Amendment amended the Employment Agreement between the parties to provide Mr. Heller with stock option grants.

Under the terms of the Heller Third Amendment, the first grant of stock options (the “Heller First Option”) provided Mr. Heller a grant to the right to purchase 1,314,941 subordinate voting shares of the Company (the “Shares”) at an exercise price equal to the volume weighted-average closing price of like Shares on the Canadian Securities Exchange (the “CSE”) for the two trading days immediately preceding the grant date of June 7, 2023 (the “Grant Date”). The Heller First Option has a ten-year term. The Heller First Option immediately vested upon grant as to 821,838 Shares. Options as to 82,184 Shares of the Heller First Option vested on June 30, 2023, and options as to 82,184 Shares vest on the last day of each calendar quarter thereafter, until the Heller First Option is fully vested, on September 30, 2024. In addition, the Heller Third Amendment also provided Mr. Heller a second grant of stock options (the “Heller Second Option”) to purchase 287,888 Shares of the Company at an exercise price equal to the volume weighted-average closing price of like Shares on the CSE for the two trading days immediately preceding the Grant Date. The Heller Second Option has a ten-year term. The Heller Second Option immediately vested upon grant as to 71,972 Shares. Options as to 17,993 Shares of the Heller Second Option vested on June 30, 2023, and options as to 17,933 Shares vest on the last day of each calendar quarter thereafter, until the Heller Second Option is fully vested, on March 31, 2026.

The foregoing description of the Heller Third Amendment is qualified in its entirety by reference to the Heller Third Amendment, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Third Amendment to Employment Agreement by and among Goodness Growth Holdings, Inc., Vireo Health, Inc., and John Heller, dated June 7, 2023
10.2	Employment Agreement by and among Goodness Growth Holdings, Inc., Vireo Health, Inc., and J. Michael Schroeder, dated December 1, 2020
10.3	Amendment to Employment Agreement by and among Goodness Growth Holdings, Inc., Vireo Health, Inc., and J. Michael Schroeder, dated February 2, 2022
10.4	Third Amendment to Employment Agreement by and among Goodness Growth Holdings, Inc., Vireo Health, Inc., and J. Michael Schroeder, dated June 7, 2023
104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOODNESS GROWTH HOLDINGS, INC.
(Registrant)

By:	/s/ J. Michael Schroeder
J. Michael Schroeder
General Counsel and Corporate Secretary

Date: December 12, 2023

Exhibit 10.1

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

This Third Amendment to Employment Agreement (“Third Amendment”) is made effective as of June 7, 2023 (“Effective Date”) by and among Goodness Growth Holdings, Inc., a British Columbia corporation (“Parent”), Vireo Health, Inc., a Delaware corporation (the “Employer”) and John Heller, an individual residing in the State of Minnesota (“Employee”) (collectively “Parties” or individually “Party”).

RECITALS

WHEREAS, the Employer and Employee entered into an Employment Agreement dated December 1, 2020, a First Amendment to Employment Agreement dated February 2, 2022, and a Second Amendment to Employment Agreement dated December 14, 2022 (collectively, the “Current Agreement”); and

WHEREAS, by unanimous written consent execute on June 6, 2023, Parent Company authorized and directed Employer to grant compensation to Employee, consisting of Parent company stock options, to incent Employee to continue his employment with Employer; and

WHEREAS, the Parties wish to amend the Current Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the receipt and sufficiency of which are hereby acknowledged, Parent, Employer and Employee, intending legally to be bound, hereby agree as follows:

AGREEMENT

1.             Equity Grants.

a.	Stock Options.

i.	The Employer shall cause the Parent Company to grant to Employee the rights to purchase (the “First Option”) 1,314,941 subordinate voting shares of the Parent Company’s capital stock (“Shares”) at an exercise price equal to the volume weighted-average closing price of like shares on the Canadian Securities Exchange for the two trading days immediately preceding the Grant Date. The First Option shall have a ten-year term. The First Option will be immediately vested upon grant as to 821,838 Shares. 82,184 Shares of the First Option will vest on June 30, 2023, and on the last day of each calendar quarter thereafter, until the First Option is fully vested, on September 30, 2024. The foregoing description of some of the principal terms of the First Option is not binding on the Employer or Parent Company. The terms and conditions of the First Option shall be as set forth in the applicable grant agreement.

ii.	The Employer shall cause the Parent Company to grant to Employee the rights to purchase (the “Second Option”) 287,888 subordinate voting shares of the Parent Company’s capital stock (“Shares”) at an exercise price equal to the volume weighted-average closing price of like shares on the Canadian Securities Exchange for the two trading days immediately preceding the Grant Date. The Second Option shall have a ten-year term. The Second Option will be immediately vested upon grant as to 71,972 Shares. 17,993 Shares of the Option will vest on June 30, 2023, and on the last day of each calendar quarter thereafter, until the Option is fully vested, on March 31, 2026. The foregoing description of some of the principal terms of the Option is not binding on the Employer or Parent Company. The terms and conditions of the Option shall be as set forth in the applicable grant agreement.

2.            General. All capitalized terms used but not defined in this Third Amendment shall have the meanings ascribed in the Current Agreement. All provisions of the Current Agreement not expressly modified by this Third Amendment are hereby ratified and confirmed.

THIS THIRD AMENDMENT TO EMPLOYMENT AGREEMENT was voluntarily and knowingly executed by the Parties effective as of the Effective Date first set forth above.

VIREO HEALTH, INC.

Date:	By:
Its: Interim CEO

EMPLOYEE:

Date:

GOODNESS GROWTH HOLDINGS, INC.

Date:	By:
Its: Interim CEO

Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into on December 1, 2020 (“Effective Date”) by and between Vireo Health, Inc., a Delaware corporation (the “Company”) and Michael Schroeder, an individual residing in the State of Florida (“Employee”) (collectively “Parties” or individually “Party”).

RECITALS

WHEREAS, the Company desires to employ Employee pursuant to the terms of this Agreement and Employee desires to accept such employment pursuant to the terms of this Agreement; and

WHEREAS, during Employee’s employment with the Company, Employee will become acquainted with technical and nontechnical information which the Company has developed, acquired and uses, or which the Company will develop, acquire or use, and which is commercially valuable to the Company and which the Company desires to protect, and Employee may contribute to such information through inventions, discoveries, improvements or otherwise.

NOW, THEREFORE, in consideration of the employment of Employee by the Company, and further in consideration of the salary, wages or other compensation and benefits to be provided by the Company to Employee, and for additional mutual covenants and conditions, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee, intending legally to be bound, hereby agree as follows:

AGREEMENT

In consideration of the above recitals and the mutual promises set forth in this Agreement, the Parties agree as follows:

1.             Nature and Capacity of Employment.

1.1           Title and Duties. Effective as of Effective Date, the Company will employ Employee as its Chief Financial Officer, or such other title as may be assigned to Employee by the Company’s Chief Executive Officer or his or her designee from time to time, pursuant to the terms and conditions set forth in this Agreement. Employee will perform such duties and responsibilities for the Company as the Company’s Chief Executive Officer or his or her designee may assign to Employee from time to time consistent with Employee’s position. The Employee hereby agrees to act in that capacity under the terms and conditions set forth in this Agreement. Employee shall serve the Company faithfully and to the best of Employee’s ability and shall at all times act in accordance with the law. Employee shall devote Employee’s full working time, attention and efforts to performing Employee’s duties and responsibilities under this Agreement and advancing the Company’s business interests. Employee shall follow applicable policies and procedures adopted by the Company from time to time, including without limitation the Company’s Code of Conduct, Employee Handbook and other Company policies, including those relating to business ethics, conflict of interest, non-discrimination and non-harassment. Employee shall not, without the prior written consent of the Company’s Board of Directors (the “Board”), accept other employment or engage in other business activities during Employee’s employment with the Company that may prevent Employee from fulfilling the duties or responsibilities as set forth in or contemplated by this Agreement. Employee may participate in civic, religious and charitable activities and personal investment activities to a reasonable extent, so long as such activities do not interfere with the performance of Employee’s duties and responsibilities hereunder.

1.2           No Restrictions. Employee hereby represents and confirms that Employee is under no contractual or legal commitments that would prevent Employee from fulfilling Employee’s duties and responsibilities as set forth in this Agreement.

1.3           Location. Employee’s employment will be based at the Company’s corporate headquarters. Employee acknowledges and agrees that Employee’s position, duties and responsibilities will require regular travel, both in the U.S. and internationally.

2.             Term. Unless terminated at an earlier date in accordance with Section 5, the term of Employee’s employment with the Company under the terms and conditions of this Agreement will be for the period commencing on the Effective Date and ending on the two (2) year anniversary of the Effective Date (the “Initial Term”). On the two (2) year anniversary of the Effective Date, and on each succeeding one (1) year anniversary of the Effective Date (each an “Anniversary Date”), the Term shall be automatically extended until the next Anniversary Date (each a “Renewal Term”), subject to termination on an earlier date in accordance with Section 5 or unless either Party gives written notice of non-renewal to the other Party at least one hundred eighty (180) days prior to the Anniversary Date on which this Agreement would otherwise be automatically extended that the Party providing such notice elects not to extend the Term; provided, however, that if a Change in Control (as defined in Section 6.5) occurs during the Initial Term or during any Renewal Term then the Term will expire on the one (1) year anniversary of the date of the Change in Control. The Initial Term together with any Renewal Terms is the “Term.” If Employee remains employed by the Company after the Term ends for any reason, then such continued employment shall be according to the terms and conditions established by the Company from time to time (provided that any provisions of this Agreement and the Restrictive Covenants Agreement (as defined in Section 3) that by their terms survive the termination of the Term shall remain in full force and effect).

3.             Restrictive Covenants Agreement. On the Effective Date, Employee is executing a Confidential Information, Intellectual Property Rights, Non-Competition and Non-Solicitation Agreement, in the form of Exhibit A attached hereto and made a part hereof (the “Restrictive Covenants Agreement”). Employee acknowledges and agrees that the Company’s execution of this Agreement and agreement to employ Employee are conditioned upon Employee executing the Restrictive Covenants Agreement. Nothing in this Agreement is intended to modify, amend, cancel or supersede the Restrictive Covenants Agreement in any manner.

4.             Compensation, Benefits and Business Expenses.

4.1.          Base Salary. As of the Effective Date, the Company agrees to pay Employee an annualized base salary of $307,500.00 (the “Base Salary”), which Base Salary will be earned by Employee on a pro rata basis as Employee performs services and which shall be paid according to the Company’s normal payroll practices. For each of the Company’s fiscal years during the Term, the Company’s Chief Executive Officer will conduct a periodic review of Employee and, based on that review and the Chief Executive Officer’s discretion, establish Employee’s Base Salary in an amount not less than the Base Salary in effect for the prior year, unless Employee’s Base Salary is reduced as part of a general reduction in the base salaries for all officers of the Company and in substantially the same proportion as the reduction in the base salaries for all officers of the Company. The review contemplated by this Section 4.1 need not be formal, nor need it be conducted on or before a specific date.

4.2           Annual Incentive Compensation. For each of the Company’s fiscal years during the Term, Employee may be eligible to earn an annualized cash bonus if and in an amount determined by the Company’s Chief Executive Officer in his or her discretion and subject to the terms of any written document addressing such annual cash bonus as the Company’s Chief Executive Officer may adopt in his or her sole discretion. Unless specified otherwise a written annual cash bonus document applicable to Employee, Employee must be employed on the date any annual cash bonus is paid in order to earn and receive each such bonus.

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4.3           Incentive Stock Option. Subject to (i) the approval of the Board and (ii) Employee being employed by the Company on the Effective Date, on such date or as soon as the executives of the Company are not subject to a trading blackout pursuant to the Company’s then-applicable insider trading policy, Employee shall be granted an incentive stock option to purchase 740,000 shares of the Company’s subordinate voting shares or 7,400 multiple voting shares, at the Company’s discretion (the “Option”), pursuant to the Equity Incentive Plan (as defined below). The Option shall have an exercise price equal to the closing price on the trading day immediately preceding the date of grant of the Company’s subordinate voting shares and shall vest over a period of four hears and have a 10-year term. The remaining terms of the Option will be governed by the Equity Incentive Plan and the applicable Incentive Stock Option Agreement issued in accordance with the Equity Incentive Plan.

4.4.          Employee Benefits. While Employee is employed by the Company during the Term, Employee shall be entitled to participate in the retirement plans, health plans, and all other employee benefits made available by the Company, and as they may be changed from time to time. Employee acknowledges and agrees that Employee will be subject to all eligibility requirements and all other provisions of these benefits plans, and that the Company is under no obligation to Employee to establish and maintain any employee benefit plan in which Employee may participate. The terms and provisions of any employee benefit plan of the Company are matters within the exclusive province of the Board, subject to applicable law.

4.5.          Paid Time Off. While Employee is employed by the Company during the Term, Employee shall have available unlimited personal time off in accordance with the Company’s policies then in effect. Paid time off may be used for illness or other personal business, or as vacation time off at such times so as not to materially disrupt the operations of the Company. Paid time off is intended to be used, not stored, and these days shall in no event be converted to cash, nor shall any unused days be paid to Employee upon termination of his employment under this Agreement.

4.6           Business Expenses. While Employee is employed by the Company during the Term, the Company shall reimburse Employee for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by Employee in the performance of Employee’s duties and responsibilities hereunder, subject to the Company’s normal policies and procedures for expense verification and documentation.

5.             Termination of Employment.

5.1           Termination of Employment Events. Employee’s employment with the Company is at-will. Employee’s employment with the Company will terminate immediately upon:

(a)	The date of Employee’s receipt of written notice from the Company of the termination of Employee’s employment (or any later date specified in such written notice from the Company);

(b)	Employee’s abandonment of Employee’s employment or the effective date of Employee’s resignation for Good Reason (as defined below) or any other reason (as specified in written notice from Employee);

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(c)	Employee’s Disability (as defined below); or

(d)	Employee’s death.

5.2           Termination Date. The date upon which Employee’s termination of employment with the Company is effective is the “Termination Date.” For purposes of Sections 6.1 or 6.2 only, with respect to the timing of the Pre-CIC Severance Payments or the Post-CIC Severance Payment (as applicable), the Pre-CIC Benefits Continuation Payments or the Post-CIC Benefits Continuation Payments (as applicable), the Outplacement Payments, the Termination Date means the date on which a “separation from service” has occurred for purposes of Section 409A of the Internal Revenue Code, as amended, and the regulations and guidance thereunder (the “Code”).

5.3           Resignation From Positions. Unless otherwise requested by the Board in writing, upon Employee’s termination of employment with the Company for any reason Employee shall automatically resign as of the Termination Date from all titles, positions and appointments Employee then holds with the Company, whether as an officer, director, trustee or employee (without any claim for compensation related thereto), and Employee hereby agrees to take all actions necessary to effectuate such resignations.

6.             Payments Upon Termination of Employment.

6.1.          Termination of Employment Without Cause or for Good Reason During the Term and Before the First Change in Control. If Employee’s employment with the Company is terminated during the Term by the Company for any reason other than for Cause (as defined in Section 6.4), or by Employee for Good Reason (as defined in Section 6.6), and the Termination Date occurs before the first Change in Control to occur during the Term, then the Company shall, in addition to paying Employee’s Base Salary and other compensation earned through the Termination Date, and subject to Section 6.9,

(a)	pay to Employee as severance pay an amount equal to fifty percent (50%) of Employee’s annualized Base Salary as of the Termination Date, less all legally required and authorized deductions and withholdings, payable in substantially equal installments in accordance with the Company’s regular payroll cycle during the twelve (12) month period immediately following the Termination Date, provided, however, that any installments that otherwise would be payable on the Company’s regular payroll dates between the Termination Date and the 45th calendar day after the Termination Date will be delayed until the Company’s first regular payroll date that is more than forty-five (45) days after the Termination Date and included with the installment payable on such payroll date (the “Pre-CIC Severance Payments”); and

(b)	if Employee is eligible for and takes all steps necessary to continue Employee’s group health insurance coverage with the Company following the Termination Date (including completing and returning the forms necessary to elect COBRA coverage), pay for the portion of the premium costs for such coverage that the Company would pay if Employee remained employed by the Company, at the same level of coverage that was in effect as of the Termination Date, through the earliest of: (i) the six (6) month anniversary of the Termination Date, (ii) the date Employee becomes eligible for group health insurance coverage from any other employer, or (iii) the date Employee is no longer eligible to continue Employee’s group health insurance coverage with the Company under applicable law (“Pre-CIC Benefits Continuation Payments”).

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6.2.          Termination of Employment Without Cause or for Good Reason During the Term and Within Twelve (12) Months After the First Change in Control. If Employee’s employment with the Company is terminated during the Term by the Company for any reason other than for Cause, or by Employee for Good Reason, and the Termination Date occurs on the date of the first Change in Control to occur during the Term or before the twelve (12) month anniversary of such Change in Control, then the Company shall, in addition to paying Employee’s Base Salary and other compensation earned through the Termination Date, and subject to Section 6.9,

(a)	pay to Employee as severance pay an amount equal to one hundred percent (100%) of Employee’s annualized Base Salary as of the Termination Date, less all legally required and authorized deductions and withholdings, payable in a lump sum on the Company’s first regular payroll date that is after the expiration of all rescission periods identified in the Release (as defined in Section 6.9) but in no event later than seventy-five (75) days after the Termination Date (the “Post-CIC Severance Payment”); provided, however, if the Post-CIC Severance Payment could be made in two different calendar years based on the date on which Employee signs the Release and all rescission periods identified in the Release expire, then the Post-CIC Severance Payment shall be paid in a lump sum in the second calendar year but no later than March 15 of such calendar year;

(b)	if Employee is eligible for and takes all steps necessary to continue Employee’s group health insurance coverage with the Company following the Termination Date (including completing and returning the forms necessary to elect COBRA coverage), pay for the portion of the premium costs for such coverage that the Company would pay if Employee remained employed by the Company, at the same level of coverage that was in effect as of the Termination Date, through the earliest of: (i) the twelve (12) month anniversary of the Termination Date, (ii) the date Employee becomes eligible for group health insurance coverage from any other employer, or (iii) the date Employee is no longer eligible to continue Employee’s group health insurance coverage with the Company under applicable law (“Post-CIC Benefits Continuation Payments”); and

(c)	pay up to $10,000.00 for outplacement services by an outplacement services provider selected by Employee, with any such amount payable by the Company directly to the outplacement services provider or reimbursed to Employee, in either case subject to Employee’s submission of appropriate receipts before the twelve (12) month anniversary of the Termination Date (the “Outplacement Payments”).

6.3.          Other Termination of Employment Events. If Employee’s employment with the Company is terminated by the Company or Employee for any reason upon or following the expiration of the Term, or if Employee’s employment with the Company is terminated during the Term by reason of:

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(a)	Employee’s abandonment of Employee’s employment or Employee’s resignation for any reason other than Good Reason;

(b)	termination of Employee’s employment by the Company for Cause; or

(c)	Employee’s death or Disability,

then the Company shall pay to Employee or Employee’s beneficiary or Employee’s estate, as the case may be, Employee’s Base Salary and other compensation earned through the Termination Date and Employee shall not be eligible or entitled to receive any severance pay or benefits from the Company.

6.4.          Cause Defined. “Cause” hereunder means:

(a)	Employee’s material failure to perform his job duties competently as reasonably determined by the Board;

(b)	gross misconduct by Employee which the Board reasonably determines is (or will be if continued) demonstrably and materially damaging to the Company;

(c)	fraud, misappropriation, or embezzlement by Employee;

(d)	an act or acts of dishonesty by Employee and intended to result in gain or personal enrichment of Employee at the expense of the Company;

(e)	Employee’s conviction of or plea of nolo contendere to a felony regardless of whether involving the Company and whether or not committed during the course of Employee’s employment, other than with respect to any criminal penalties related to the illegality of possessing or using Marijuana under the Controlled Substance Act, 21 U.S.C. Section 812(b);

(f)	Employee’s material violation of the Company’s Code of Conduct, Employee Handbook or other written policy, as reasonably determined by the Board; or

(g)	the material breach of this Agreement of the Restrictive Covenants Agreement by Employee.

With respect to Section 6.4(a) and Section 6.4(f), the Company shall first provide Employee with written notice and an opportunity to cure such breach, if curable, in the reasonable discretion of the Board, and identify with specificity the action needed to cure within fifteen (15) days of Employee’s receipt of written notice from the Company. If the Company terminates Employee’s employment for Cause pursuant to this Section 6.4, then Employee shall not be eligible or entitled to receive any severance pay or benefits from the Company.

6.5.          Change in Control Defined. “Change in Control” hereunder has the same meaning such term has in the Vireo Health International Inc. 2019 Equity Incentive Plan, as amended from time to time (the “Equity Incentive Plan”).

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6.6.          Good Reason Defined. “Good Reason” hereunder means the initial occurrence of any of the following events without Employee’s consent:

(a)	a material diminution in the Employee’s responsibilities, authority or duties or a change in his title;

(b)	a material diminution in the Employee's salary, other than a general reduction in base salaries that affects all similarly situated Company employees in substantially the same proportions;

(c)	a relocation of the Employee’s principal place of employment to a location more than fifty (50) miles from his principal place of employment on the Effective Date; or

(d)	the material breach of this Agreement by the Company.

provided, however, that “Good Reason” shall not exist unless Employee has first provided written notice to the Company of the initial occurrence of one or more of the conditions under clauses (a) through (d) above within thirty (30) days of the condition’s occurrence, such condition is not fully remedied by the Company within thirty (30) days after the Company’s receipt of written notice from Employee, and the Termination Date as a result of such event occurs within ninety (90) days after the initial occurrence of such event.

6.7.          Disability Defined. “Disability” hereunder has the same meaning such term has in the Equity Incentive Plan.

6.8.          The Company’s Sole Obligation. In the event of termination of Employee’s employment, the sole obligation of the Company to provide Employee with severance pay or benefits shall be its obligation to make the payments called for by Section 6.1 or Section 6.2, as the case may be, and the Company shall have no other severance-related obligation to Employee or to Employee’s beneficiary or Employee’s estate. For avoidance of doubt, nothing in this Section 6.8 affects Employee’s right to receive any amounts due under the terms of any employee benefit plans or programs (other than any severance-related plan or program) then maintained by the Company in which Employee participates.

6.9.          Conditions To Receive Payments. Notwithstanding the foregoing provisions of this Section 6, the Company will not be obligated to make the Pre-CIC Severance Payments or Pre-CIC Benefits Continuation Payments under Section 6.1, or the Post-CIC Severance Payment, Post-CIC Benefits Continuation Payments or Outplacement Payments under Section 6.2, to or on behalf of Employee unless (a) Employee signs a release of claims in favor of the Company in a form to be prescribed by the Company (the “Release”), (b) all applicable consideration periods and rescission periods provided by law with respect to the Release have expired without Employee rescinding the Release, and (c) Employee is in strict compliance with the terms of this Agreement and the Restrictive Covenants Agreement and any other written agreement between Employee and the Company.

7.             Anticipatory Termination without Cause. If Employee’s employment with the Company is terminated during the Term by the Company for any reason other than for Cause or by Employee for Good Reason, and a Change in Control occurs (i) within six (6) months after Employee’s Termination Date or (ii) within one year after Employee’s Termination Date, pursuant to an agreement executed within sixty (60) days after Employee’s Termination Date, then Employee shall receive an additional cash payment equal to fifty percent (50%) of Employee’s annualized Base Salary as of the Termination Date, less all legally required and authorized deductions and withholdings, payable in a single lump sum no later than ten (10) days after the date of such Change in Control.

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8.             Section 409A and Taxes Generally.

8.1           Taxes. The Company is entitled to withhold on and report the making of such payments as may be required by law as determined in the reasonable discretion of the Company. Except for any tax amounts withheld by the Company from any compensation that Employee may receive in connection with Employee’s employment with the Company and any employer taxes required to be paid by the Company under applicable laws or regulations, Employee is solely responsible for payment of any and all taxes owed in connection with any compensation, benefits, reimbursement amounts or other payments Employee receives from the Company under this Agreement or otherwise in connection with Employee’s employment with the Company. The Company does not guarantee any particular tax consequence or result with respect to any payment made by the Company.

8.2           Section 409A. This Agreement is intended to provide for payments that satisfy, or are exempt from, the requirements of Section 409A, including Sections 409A(a)(2), (3) and (4) of the Code and current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly. In furtherance of the foregoing, the provisions set forth below shall apply notwithstanding any other provision in this Agreement:

(a)	all payments to be made to Employee hereunder, to the extent they constitute a deferral of compensation subject to the requirements of Section 409A (after taking into account all exclusions applicable to such payments under Section 409A), shall be made no later, and shall not be made any earlier, than at the time or times specified in this Agreement or in any applicable plan for such payments to be made, except as otherwise permitted or required under Section 409A;

(b)	the date of Employee’s “separation from service”, as defined in Section 409A (and as determined by applying the default presumptions in Treas. Reg. §1.409A-1(h)(1)(ii)), shall be treated as the date of Employee’s termination of employment for purposes of determining the time of payment of any amount that becomes payable to Employee related to Employee’s termination of employment under Sections 10(a), 10(b) or 10(c), and any reference to Employee’s “Termination Date” or “termination” of Employee’s employment in Section 6.1 or Section 6.2 shall mean the date of Employee’s “separation from service”, as defined in Section 409A (and as determined by applying the default presumptions in Treas. Reg. §1.409A-1(h)(1)(ii));

(c)	in the case of any amounts payable to Employee under this Agreement that may be treated as payable in the form of “a series of installment payments”, as defined in Treas. Reg. §1.409A-2(b)(2)(iii), Employee’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Treas. Reg. §1.409A-2(b)(2)(iii);

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(d)	to the extent that the reimbursement of any expenses eligible for reimbursement or the provision of any in-kind benefits under any provision of this Agreement would be considered deferred compensation under Section 409A (after taking into account all exclusions applicable to such reimbursements and benefits under Section 409A): (i) reimbursement of any such expense shall be made by the Company as soon as practicable after such expense has been incurred, but in any event no later than December 31st of the year following the year in which Employee incurs such expense; (ii) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any calendar year; and (iii) Employee’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit;

(e)	to the extent any payment or delivery otherwise required to be made to Employee hereunder on account of Employee’s separation from service is properly treated as a deferral of compensation subject to Section 409A after taking into account all exclusions applicable to such payment and delivery under Section 409A, and if Employee is a “specified employee” under Section 409A at the time of Employee’s separation from service, then such payment and delivery shall not be made prior to the first business day after the earlier of (i) the expiration of six months from the date of Employee’s separation from service, or (ii) the date of Employee’s death (such first business day, the “Delayed Payment Date”), and on the Delayed Payment Date, there shall be paid or delivered to Employee or, if Employee has died, to Employee’s estate, in a single payment or delivery (as applicable) all entitlements so delayed, and in the case of cash payments, in a single cash lump sum, an amount equal to aggregate amount of all payments delayed pursuant to the preceding sentence. Except for any tax amounts withheld by the Company from the payments or other consideration hereunder and any employment taxes required to be paid by the Company, Employee shall be responsible for payment of any and all taxes owed in connection with the consideration provided for in this Agreement; and

(f)	the Parties agree that this Agreement may be amended, as may be necessary to fully comply with, or to be exempt from, Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either Party.

9.             Miscellaneous.

9.1.          Integration. This Agreement and the Restrictive Covenants Agreement embody the entire agreement and understanding among the Parties relative to subject matter hereof and combined supersede all prior agreements and understandings relating to such subject matter, including but not limited to any earlier offers to Employee by the Company; provided, however, this Agreement and the Restrictive Covenants Agreement are not intended to supersede or otherwise affect the Equity Incentive Plan or any Award Agreement (as defined in the Equity Incentive Plan), each of which shall remain in effect in accordance with its terms.

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9.2.          Applicable Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement are governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.

9.3.          Choice of Jurisdiction. Employee and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the federal district courts, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement or Employee’s employment with the Company or the termination of such employment. Any action involving claims for interpretation, breach or enforcement of this Agreement or related to Employee’s employment with the Company or the termination of such employment shall be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction or inconvenient forum.

9.4.          Employee’s Representations. Employee represents that Employee is not subject to any agreement or obligation that would prevent or limit Employee from entering into this Agreement or that would be breached upon performance of Employee’s duties under this Agreement, including but not limited to any duties owed to any former employers not to compete. If Employee possesses any information that Employee knows or should know is considered by any third party, such as a former employer of Employee’s, to be confidential, trade secret, or otherwise proprietary, Employee shall not disclose such information to the Company or use such information to benefit the Company in any way.

9.5.          Counterparts. This Agreement may be executed in several counterparts and as so executed shall constitute one agreement binding on the Parties.

9.6.          Assignment and Successors. The rights and obligations of the Company under this Agreement shall inure to the benefit of and will be binding upon the successors and assigns of the Company. Neither party may, without the written consent of the other party, assign or delegate any of its rights or obligations under this Agreement except that the Company may, without any further consent of Employee, assign or delegate any of its rights or obligations under this Agreement to any corporation or other business entity (a) with which the Company may merge or consolidate, (b) to which the Company may sell or transfer all or substantially all of its assets or capital stock or equity, or (c) any affiliate or subsidiary of the Company. After any such assignment or delegation by the Company, the Company will be discharged from all further liability hereunder and such assignee will thereafter be deemed to be the “Company” for purposes of all terms and conditions of this Agreement, including this Section 9.6. Employee may not assign this Agreement or any rights or obligations hereunder. Any purported or attempted assignment or transfer by Employee of this Agreement or any of Employee’s duties, responsibilities, or obligations hereunder is void.

9.7.          Modification. This Agreement shall not be modified or amended except by a written instrument signed by the Parties.

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9.8.          Severability. The invalidity or partial invalidity of any portion of this Agreement shall not invalidate the remainder thereof, and said remainder shall remain in fully force and effect.

9.9.          Opportunity to Obtain Advice of Counsel. Employee acknowledges that Employee has been advised by the Company to obtain legal advice prior to executing this Agreement, and that Employee had sufficient opportunity to do so prior to signing this Agreement.

9.10.        280G Limitations. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee (a) constitute “parachute payments” within the meaning of Section 280G of the Code and (b) would be subject to the excise tax imposed by Code Section 4999, then such benefits shall be either be: (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Code Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Code Section 4999, results in the receipt by Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to excise tax under Code Section 4999. Any determination required under this Section 9.10 will be made in writing by an accounting firm selected by the Company or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 9.10, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 9.10. Any reduction in payments and/or benefits required by this Section 9.10 shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of stock awards, if any, shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any stock option or stock appreciation rights are reduced; and (C) deferred compensation amounts subject to Section 409A shall be reduced last.

[Signature Page Follows]

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THIS EMPLOYMENT AGREEMENT was voluntarily and knowingly executed by the Parties effective as of the Effective Date first set forth above.

VIREO HEALTH, INC.

Date: December 1, 2020	/s/ Kyle Kingsley
By: Kyle Kingsley
Its: Chief Executive Officer

EMPLOYEE:

Date: December 1, 2020	/s/ J. Michael Schroeder
J. Michael Schroeder
General Counsel and Chief Compliance Officer

[Signature Page to Employment Agreement]

Exhibit A
to Employment Agreement

Confidential Information, Intellectual Property Rights, Non-Competition and

Non-Solicitation Agreement

Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”) is made effective as of February 2, 2022 (“Effective Date”) by and among Goodness Growth Holdings, Inc., a British Columbia corporation (“Parent”), Vireo Health, Inc., a Delaware corporation (the “Employer”) and Jacob Michael Schroeder, an individual residing in the State/Commonwealth of Florida (“Employee”) (collectively “Parties” or individually “Party”).

RECITALS

WHEREAS, the Employer and Employee entered into an Employment Agreement (the “Original Agreement”) dated December 1, 2020;

WHEREAS, the board of directors of Parent is exploring the potential sale or other disposition of Parent (a “CIC Transaction”) that, if approved by Parent’s shareholders and effected, would amount to a Change in Control as defined in the Original Agreement;

WHEREAS, Employer wishes to retain the services of Employee through the date of closing of a CIC Transaction (the “CIC Closing Date”) to ensure continuity in the operations of Employer and its subsidiary and affiliated companies; and

WHEREAS, the Parties wish to amend the Original Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the receipt and sufficiency of which are hereby acknowledged, Parent, Employer and Employee, intending legally to be bound, hereby agree as follows:

AGREEMENT

1.            Retention Bonus. Employee will receive a retention bonus (the “Retention Bonus”) in an amount equal to fifty percent (50%) of Employee’s annual base salary (“Base Salary”) on the CIC Closing Date, subject to the conditions and on the terms described in this Amendment. If Employer terminates Employee’s employment without Cause prior to the CIC Closing Date, Base Salary will be defined as Employee’s annual base salary immediately prior to the date of termination of employment. If Employee voluntarily terminates employment with Good Reason prior to the CIC Closing Date, Base Salary will be defined as Employee’s annual base salary immediately prior to the occurrence of the initial event that would give rise to Good Reason. Employer will pay the Retention Bonus to Employee only if Employee’s employment is not terminated by the Employer for Cause or by Employee without Good Reason. The Retention Bonus will be paid within thirty (30) days after the date of the CIC Closing Date and will be subject to required withholdings and deductions.

2.            Options and Restricted Stock Units. The provisions of this paragraph 2 apply if Employee has been granted any stock options (“Options”) or restricted stock units (“RSUs”) under the Vireo Health, Inc. 2018 Equity Incentive Plan (the “2018 Plan”), the Vireo Health International, Inc. 2019 Equity Incentive Plan (the “2019 Plan”), or both, which Options and/or RSUs have not vested as of the CIC Closing Date.

a.               Accelerated Vesting. All unvested Options and RSUs held by Employee will vest immediately prior to the CIC Closing Date, provided that Employee’s employment shall not have been terminated by Employer for Cause or by Employee without Good Reason on or prior to such date.

b.              Time to Exercise. Consistent with and confirming a resolution of Parent’s board of directors that was unanimously approved on August 10, 2021, and notwithstanding the provisions of the 2018 Plan, the 2019 Plan, or the incentive option agreement or other instrument by which Employer or Parent granted Options to Employee (“Grant Agreement”), provided that Employee’s employment shall not have been terminated for Cause, Employee shall be entitled to exercise, by completing all steps listed in the respective Grant Agreement, any vested, unexercised Option or Options, through the day that is the earlier of (i) the day that is two (2) years after the last date of employment of Employee by Employer or any parent, subsidiary or affiliated company of Employer and (ii) the expiration date applicable to such Option.

c.               The provisions of this Section 2 shall survive the expiration or earlier termination of the Original Agreement and/or this Amendment.

3.            Termination. If the Employer terminates Employee’s employment for Cause or Employee voluntarily terminates Employee’s employment without Good Reason, in each case prior to the CIC Closing Date, Employee shall forfeit any right or claim to the Retention Bonus or any portion thereof.

4.             General. All capitalized terms used but not defined in this Amendment shall have the meanings ascribed in the Original Agreement. All provisions of the Original Agreement not expressly modified by this Amendment are hereby ratified and confirmed.

THIS AMENDMENT TO EMPLOYMENT AGREEMENT was voluntarily and knowingly executed by the Parties effective as of the Effective Date first set forth above.

VIREO HEALTH, INC.

Date: February 2, 2022	/s/ Kyle Kingsley
By: Kyle Kingsley
Its: CEO

EMPLOYEE:

Date: February 2, 2022	/s/ Jacob Michael Schroeder
Jacob Michael Schroeder

GOODNESS GROWTH HOLDINGS, INC.

Date: February 2, 2022	/s/ Kyle Kingsley
By: Kyle Kingsley
Its: CEO

Exhibit 10.4

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

This Third Amendment to Employment Agreement (“Third Amendment”) is made effective as of June 7, 2023 (“Effective Date”) by and among Goodness Growth Holdings, Inc., a British Columbia corporation (“Parent”), Vireo Health, Inc., a Delaware corporation (the “Employer”) and J. Michael Schroeder, an individual residing in the State of Florida (“Employee”) (collectively “Parties” or individually “Party”).

RECITALS

WHEREAS, the Employer and Employee entered into an Employment Agreement dated December 1, 2020, a First Amendment to Employment Agreement dated February 2, 2022, and a Second Amendment to Employment Agreement dated December 14, 2022 (collectively, the “Current Agreement”); and

WHEREAS, by unanimous written consent executed on June 6, 2023, Parent Company authorized and directed Employer to grant compensation to Employee, consisting of Parent company stock options, to incent Employee to continue his employment with Employer; and

WHEREAS, the Parties wish to amend the Current Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the receipt and sufficiency of which are hereby acknowledged, Parent, Employer and Employee, intending legally to be bound, hereby agree as follows:

AGREEMENT

1.             Equity Grants.

a.	Stock Options.

i.	The Employer shall cause the Parent Company to grant to Employee the rights to purchase (the “First Option”) 400,000 subordinate voting shares of the Parent Company’s capital stock (“Shares”) at an exercise price equal to the volume weighted-average closing price of like shares on the Canadian Securities Exchange for the two trading days immediately preceding the Grant Date. The First Option shall have a ten-year term. The First Option will be immediately vested upon grant as to 225,000 Shares. 25,000 Shares of the First Option will vest on June 30, 2023, and on the last day of each calendar quarter thereafter, until the First Option is fully vested, on December 31, 2024. The foregoing description of some of the principal terms of the First Option is not binding on the Employer or Parent Company. The terms and conditions of the First Option shall be as set forth in the applicable grant agreement.

ii.	The Employer shall cause the Parent Company to grant to Employee the rights to purchase (the “Second Option”) 239,907 subordinate voting shares of the Parent Company’s capital stock (“Shares”) at an exercise price equal to the volume weighted-average closing price of like shares on the Canadian Securities Exchange for the two trading days immediately preceding the Grant Date. The Second Option shall have a ten-year term. The Second Option will be immediately vested upon grant as to 59,977 Shares. 14,994 Shares of the Option will vest on June 30, 2023, and on the last day of each calendar quarter thereafter, until the Option is fully vested, on March 31, 2026. The foregoing description of some of the principal terms of the Option is not binding on the Employer or Parent Company. The terms and conditions of the Option shall be as set forth in the applicable grant agreement.

2.            General. All capitalized terms used but not defined in this Third Amendment shall have the meanings ascribed in the Current Agreement. All provisions of the Current Agreement not expressly modified by this Third Amendment are hereby ratified and confirmed.

THIS THIRD AMENDMENT TO EMPLOYMENT AGREEMENT was voluntarily and knowingly executed by the Parties effective as of the Effective Date first set forth above.

VIREO HEALTH, INC.

Date:	By:	/s/ Joshua Rosen
Its: Interim CEO

EMPLOYEE:

Date:	/s/ J. Michael Schroeder

GOODNESS GROWTH HOLDINGS, INC.

Date:	By:	/s/ Joshua Rosen
Its: Interim CEO